FOR IMMEDIATE RELEASE

CONTACTS:
Investors — Scott Pond (801) 345-2657, spond@nuskin.com
Media — Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS RECORD THIRD-QUARTER 2011 RESULTS

Company Increases 2011 Guidance Based on Strong Convention Product Orders

PROVO, Utah — Oct. 25, 2011 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced record third-quarter results with revenue of $428 million, a 12 percent improvement over the prior-year period. Revenue benefited 8 percent from foreign currency fluctuations. Earnings per share for the quarter were $0.72, a 31 percent year-over-year improvement. Earnings were impacted by an income tax benefit of $7.7 million, offset by $6.2 million of unrealized foreign currency losses.

“Our strong quarterly results fuel our optimism for the future, particularly as we head into our next ageLOC product launch cycle that begins this month,” said Truman Hunt, president and chief executive officer. “We are also pleased with 14 percent growth in the number of executive distributors this quarter, as well as with ongoing strength in emerging markets and continued operating margin improvements.

“At the beginning of October, we began taking orders for our latest ageLOC innovations, the R² nutritional supplement and the Body Galvanic Spa, which is used with two new ageLOC body treatment gels. These products are being offered for a limited time in conjunction with this week’s global distributor convention. Orders have totaled approximately $100 million, well ahead of our expectations, which bodes well for the roll out of these products throughout 2012.

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Nu Skin Enterprises, Inc.
Oct. 25, 2011

“With very positive momentum in the business we are looking forward to welcoming more than 13,000 distributors to this week’s global convention. This is our highest attendance level ever at a global convention. New products and the healthy direction of our business combine to make it a very exciting time to be part of Nu Skin Enterprises,” said Hunt.

Regional Results
North Asia. Third-quarter revenue in North Asia was $184.3 million, compared to $170.5 million for the same period in 2010. The region’s results benefited approximately 10 percent from foreign currency fluctuations. South Korea experienced a local-currency revenue improvement of 22 percent offset by an expected Japan local-currency revenue decline of 11 percent. The number of executive distributors in the region was up 8 percent while the number of active distributors improved 3 percent.

Greater China. Third-quarter revenue in Greater China increased 32 percent to $83.4 million, compared to $63.3 million in the prior-year period. Foreign currency fluctuations positively impacted revenue 7 percent. Local-currency revenue in Mainland China improved 69 percent over the same quarter in 2010, while Hong Kong increased 3 percent and Taiwan declined 5 percent. The executive distributor count in the region improved 39 percent, while the number of active distributors increased by 15 percent compared to the prior-year.

South Asia/Pacific. Revenue in South Asia/Pacific was $61.8 million, a 23 percent improvement compared to the prior year. Sales in the quarter were positively impacted 8 percent by foreign currency fluctuations. The region’s third-quarter executive count improved 27 percent while the active distributor count increased 15 percent compared to the same period in 2010.

Americas. Revenue in the Americas declined 7 percent to $59.4 million, compared to $63.7 million in the prior-year period. The United States posted a 10 percent decrease during the quarter, while Canada declined 20 percent in local-currency revenue. Latin America constant-currency revenue grew by 58 percent, benefiting from the opening of Argentina earlier this year. The number of executive distributors declined 8 percent while the number of active distributors increased 1 percent during the quarter.

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Nu Skin Enterprises, Inc.
Oct. 25, 2011

Europe. Revenue in Europe was $39.5 million, an 11 percent improvement over the prior-year period. Results in the region were positively impacted approximately 8 percent by foreign currency fluctuations. Executive and active distributor counts in Europe increased 6 and 7 percent, respectively, compared to the prior year.

Operational Performance
The company’s operating margin improved 190 basis points to 15.7 percent for the quarter. Gross margin during the quarter was 83.5 percent, a 140 basis-point improvement compared to the prior-year, primarily as a result of supply chain efficiencies and foreign currency benefits. Selling expenses, as a percent of revenue, were 43.0 percent in the third quarter, a 70-basis-point increase. The increase is attributable to a higher number of distributors qualifying for promotional sales incentives. General and administrative expenses, as a percent of revenue, were 24.8 percent, improving 110 basis-points over the prior year. Other expenses increased to $6.9 million compared to $0.7 million in the prior year. The increase is due to a $6.2 million primarily unrealized foreign currency loss caused by the translation of intercompany balances into U.S. dollars at the end of the quarter.

The company’s income tax rate for the quarter was 22.4 percent compared to 32.4 percent in the prior-year period. The lower rate is primarily attributable to a one-time tax benefit of $7.7 million associated with the effective settlement of an IRS audit for the tax years 2005-2008. The company’s cash position at the end of the quarter was $242 million. Dividend payments during the quarter were $10.0 million, and the company repurchased $17.2 million of its outstanding shares.

Outlook
“Our optimism for the future is based upon our innovative ageLOC platform and product pipeline, as well as strong executive and active distributor growth, and the tremendous potential of our emerging markets,” said Hunt.

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Nu Skin Enterprises, Inc.
Oct. 25, 2011

“Distributors are particularly excited to participate in the global rollout of our new ageLOC products. Our R2 nutrition product recharges and renews the body, promoting increased energy levels and cellular purification. This product will be a key focus for our Asian markets during 2012 and represents our first global rollout of an ageLOC nutritional supplement. Our new ageLOC Body Galvanic Spa and accompanying gels work as a companion to our best-selling ageLOC Galvanic Spa and focus on promoting firmer and tighter appearing skin on the body,” concluded Hunt.

“With approximately $100 million in new product orders, we will easily exceed our previous guidance,” said Ritch Wood, chief financial officer. “Since this is the first time we have introduced products in this fashion, we want to be conservative in providing guidance on how the introduction will impact fourth quarter and 2012 results. We expect to fulfill most of these orders in the fourth quarter with approximately 10 to 20 percent of the orders shipping in January of 2012. Assuming currency impact in the fourth quarter to be neutral, we are raising our fourth quarter guidance to $465 million to $475 million with earnings per share of $0.66 to $0.70. For 2011, we now expect revenue to be $1.714 billion to $1.724 billion. We expect full-year earnings per share to be $2.27 to $2.31, or $2.59 to $2.63 when excluding the Japan customs charge of $0.32 taken in the first quarter.

“We will provide detailed 2012 guidance to shareholders on November 16th at our annual investor day as we will have a better feel for the impact of the product launch by that time. However, our initial 2012 guidance anticipates revenue of $1.79 billion to $1.82 billion, assuming a slightly negative currency impact, with earnings per share of $2.80 to $2.90,” concluded Wood.

The company’s management will host a webcast with the investment community on Oct. 25, at 11 a.m. (EDT). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on Nu Skin Enterprises’ website, http://ir.nuskin.com. An archive of the webcast will be available at this same URL through Nov. 11, 2011.

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Nu Skin Enterprises, Inc.
Oct. 25, 2011

About Nu Skin Enterprises, Inc.
Nu Skin Enterprises, Inc. demonstrates its tradition of innovation through its comprehensive anti-aging product portfolio, independent business opportunity and corporate social responsibility initiatives. The company’s scientific leadership in both skin care and nutrition has established Nu Skin as a premier anti-aging company, evidenced in its unique ageLOC™ science that addresses aging at its source. The company’s anti-aging products feature the new ageLOC suite of products including the ageLOC Transformation daily skin care system, ageLOC Future Serum and the ageLOC Edition Galvanic Spa® System II, as well as the ageLOC Vitality nutritional supplement. A global direct selling company, Nu Skin operates in 52 markets worldwide and has more than 825,000 independent distributors. Nu Skin is traded on the New York Stock Exchange under the symbol “NUS.” More information is available at http://www.nuskin.com.

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: (i) management’s positive outlook for the company; (ii) management’s expectations regarding the company’s initiatives, strategies and new products; and (iii) management’s projections regarding revenue, earnings per share, and the impact of foreign currency fluctuations. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following: (a) any failure of current or planned initiatives or products to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis, including in Japan and the United States where we have experienced declines in our distributor numbers; (b) challenging economic conditions globally; (c) risk of foreign currency fluctuations and the currency translation impact on our business associated with these fluctuations; (d) risks related to general disruption and market conditions following disasters in Japan and the risk that the resulting impact on the company’s operations in that market and on the

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Nu Skin Enterprises, Inc.
Oct. 25, 2011

ability of the company’s distributors to maintain their business and sponsoring activities may negatively impact our revenues more than anticipated; (e) uncertainty regarding the impact on our business of increased regulatory scrutiny of the direct selling industry in Japan and our efforts to increase distributor compliance efforts in this market; (f) risks associated with increased general inquiries and complaints to consumer protection agencies in Japan regarding the activities of some distributors; (g) regulatory risks associated with the company’s products, which could inhibit the company’s ability to market a product in a market if it is determined to be a medical device in any market, if distributors make unauthorized claims that would cause such products to be classified as drugs, or if the company is unable to obtain necessary product registrations in a timely manner; (h) continued regulatory scrutiny and investigations in Mainland China, which have from time to time in the past, and could in the future, negatively impact the company’s business, including the interruption of sales activities in stores, loss of licenses, and the imposition of fines; (i) adverse publicity related to the company’s business, products, industry or any legal actions or complaints by distributors or others; (j) any prospective or retrospective increases in duties on our products imported into our markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in our various markets; and (k) continued competitive pressures in the company’s markets. The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

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Nu Skin Enterprises, Inc.
Oct. 25, 2011

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Third Quarters Ended September 30, 2011 and 2010
(in thousands, except per share amounts)

	2011	2010
Revenue:
North Asia	$184,322	$170,537
Greater China	83,367	63,337
South Asia/Pacific	61,819	50,247
Americas	59,407	63,721
Europe	39,501	35,711
Total revenue	428,416	383,553

Cost of sales	70,631	68,755

Gross profit	357,785	314,798

Operating expenses:
Selling expenses	184,203	162,402
General and administrative expenses	106,369	99,501
Total operating expenses	290,572	261,903

Operating income	67,213	52,895

Other income (expense), net	(6,879)	(674)
Income before provision for income taxes	60,334	52,221
Provision for income taxes	13,536	16,932

Net income	$46,798	$35,289

Net income per share:
Basic	$0.75	$0.57
Diluted	$0.72	$0.55

Weighted average common shares outstanding:
Basic	62,285	61,971
Diluted	64,708	64,065

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Nu Skin Enterprises, Inc.
Oct. 25, 2011

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Nine-Month Periods Ended September 30, 2011 and 2010
(in thousands, except per share amounts)

	2011		2010
Revenue:
North Asia	$546,853		$505,503
Greater China	231,364		201,664
South Asia/Pacific	170,977		131,529
Americas	175,091		188,564
Europe	124,402		108,779
Total revenue	1,248,687		1,136,039

Cost of sales	242,453	(1)	201,525

Gross profit	1,006,234		934,514

Operating expenses:
Selling expenses	536,845		477,403
General and administrative expenses	311,223		298,938
Total operating expenses	848,068		776,341

Operating income	158,166		158,173

Other income (expense), net	(7,428)		(7,347)
Income before provision for income taxes	150,738		150,826
Provision for income taxes	46,931		52,105

Net income	$103,807		$98,721

Net income per share:
Basic	$1.67		$1.58
Diluted	$1.61		$1.53

Weighted average common shares outstanding:
Basic	61,998		62,443
Diluted	64,408		64,584

(1) Includes $32.8 million related to an adverse decision in the Japan customs litigation.

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Nu Skin Enterprises, Inc.
Oct. 25, 2011

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$242,034	$230,337
Accounts receivable	36,228	25,701
Inventories, net	105,400	114,475
Prepaid expenses and other	60,235	52,013
	443,897	422,526

Property and equipment, net	145,913	133,722
Goodwill	112,446	112,446
Other intangible assets, net	70,375	78,270
Other assets	126,217	145,260
Total assets	$898,848	$892,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,945	$25,480
Accrued expenses	123,053	146,108
Current portion of long-term debt	28,586	27,865
Related party payable	─	16,995
	182,584	216,448

Long-term debt	109,361	133,013
Other liabilities	66,772	71,514
Total liabilities	358,717	420,975

Stockholders’ equity:
Class A common stock	91	91
Additional paid-in capital	285,265	256,505
Treasury stock, at cost	(508,443)	(476,748)
Retained earnings	827,077	749,940
Accumulated other comprehensive loss	(63,859)	(58,539)
	540,131	471,249
Total liabilities and stockholders’ equity	$898,848	$892,224

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Nu Skin Enterprises, Inc.
Oct. 25, 2011

NU SKIN ENTERPRISES, INC. Distributor/Preferred Customer Growth by Market

	As of September 30, 2011		As of September 30, 2010		% Increase (Decrease)
	Active*	Executive	Active*	Executive	Active*	Executive

North Asia	333,000	15,303	322,000	14,173	3.4%	8.0%
Greater China	136,000	10,801	118,000	7,781	15.3%	38.8%
South Asia/Pacific	92,000	4,809	80,000	3,776	15.0%	27.4%
Americas	166,000	5,106	164,000	5,540	1.2%	(7.8%)
Europe	106,000	3,732	99,000	3,535	7.1%	5.6%

Total	833,000	39,751	783,000	34,805	6.4%	14.2%

* Active distributors include preferred customers and distributors purchasing products directly from the company during the quarter.